April 23, 2020
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Alaska Airlines and Horizon Air announce receipt of payroll support program funds under CARES Act

SEATTLE – Alaska Airlines and Horizon Air announced today that they have finalized agreements with the U.S. Treasury Department and accepted full disbursement of funds through the Payroll Support Program (PSP) under the Coronavirus Aid, Relief and Economic Security (CARES) Act, subject to terms that were previously disclosed.

Alaska and Horizon have received $992 million in the form of a $725 million grant and $267 million loan, to be used exclusively toward continuing to pay employee salaries, wages and benefits. The funding will cover about 70% of budgeted payroll costs for both airlines through Sept. 30, 2020, and was based on similar costs reported by the airlines for the period of April through September 2019.

“We’re extremely grateful for the leadership of all federal government officials involved in enabling this direct support for aviation employees during this time of significantly suppressed demand and near-zero revenue,” said Brad Tilden, Alaska Air Group’s Chairman and CEO. “This support enables us to protect jobs and maintain critical transportation infrastructure while we work over the next few months to assess our business and make thoughtful decisions.”

Of the $992 million in PSP funding, $267 million is in the form of a loan and must be repaid to the government within a 10-year term. Additionally, the Treasury Department has received warrants to buy 847,000 non-voting shares of Alaska Air Group common stock at a price of $31.61 a share, which was the closing price of the stock on April 9, 2020.

Under this program, Alaska and Horizon have agreed to additional conditions such as no involuntary furloughs and no reductions to rates of pay or benefits through Sept. 30, 2020; to continue suspension of dividends and share repurchases until Sept. 30, 2021; limits on executive compensation through March 24, 2022; and to maintain the minimum levels of air service as required under a Department of Transportation rule.

Alaska and Horizon have separately applied for $1.1 billion in federal loan funding through a separate program authorized under the CARES Act. Funds loaned to both airlines through this program will support short-term liquidity needs and must be paid back in full. If finalized, the term of the secured term loan agreement would be five years, and provide for the Treasury Department to receive warrants to buy additional non-voting shares of Alaska Air Group common stock amounting to 10% of the loan value at a price of $31.61 a share. Discussions with the Treasury Department on this loan are still ongoing.

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blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).